Exhibit 10.6

Futures Account Agreement

Nuveen Long/Short Commodity Total Return Fund

Amended Version 7.2015

Thank you for your interest in opening a futures trading account with SG Americas Securities, LLC.

This package includes the agreements and forms necessary to establish a futures trading account. Included is a set of Disclosure Statements required by different exchanges and regulators for certain types of activities. You should review these statements to understand some of the risks of trading and be aware of how your rights in certain markets might be limited. These statements should be kept by you and copies should be distributed to the relevant parties within your organization.

In addition to the attached documents, depending on the type of account, additional documents may be required as well as specific legal and financial information prior to approving a new account.

Encl:	Futures Account Agreement SG Americas Securities, LLC Disclosure Statements

Nuveen Long/Short Commodity Total Return Fund

Amended Version 7.2015

SG AMERICAS SECURITIES, LLC

FUTURES ACCOUNT AGREEMENT

This agreement and accompanying documents (“Agreement”) set forth the terms under which SG Americas Securities, LLC (“SG”) will open and maintain accounts for the undersigned Customer and provide Customer with certain services. In consideration of the acceptance by SG of one or more accounts of Customer (if more than one account is at any time opened or reopened with SG, all are covered by this Agreement and are referred to individually and collectively as the “Account”), and SG ’s agreement to act directly or indirectly as broker, dealer, counterparty, swap dealer, clearing or delivery agent for the execution, clearing, carrying and/or delivery of transactions for the purchase and sale of commodity interests, including commodities, spot and forward contracts, commodity futures contracts, options on commodity futures contracts, security futures contracts, options on security futures contracts, foreign exchange contracts, swaps, security-based swaps, over-the-counter transactions executed through an exchange or other execution facility or cleared through a clearing organization, transactions in other financial instruments and transactions involving the exchange of futures in connection with cash commodities, swaps, options or other financial or physical instruments (collectively “Transactions”), SG and Customer agree as follows:

1.	APPLICABLE RULES AND REGULATIONS

The Account and each Transaction shall be subject to the terms of this Agreement and all applicable laws, regulations, rules, orders, constitutions, by-laws, interpretations, customs and usages of the applicable markets, exchanges, execution facilities, clearing organizations, regulatory and self-regulatory organizations (collectively referred to as “Applicable Regulations”). The Account and each Transaction shall also be governed by SG’s procedures that are in effect from time to time. SG’s failure to comply with Applicable Regulations shall not relieve Customer of any obligation or responsibility under this Agreement.

2.	SG SERVICES

SG, at its discretion, may provide Customer with some or all of the following services:            (a) execution of Transactions; (b) clearing, carrying, transmission and settlement of Transactions; (c) facilitation of deliveries as related to Transactions and (d) such other services as agreed from time to time (collectively “Services”). For any over-the-counter Transactions, SG shall have no obligation to Customer to provide any clearing or other Services for such Transactions until such time as they have been accepted and remain accepted for clearing by SG and the applicable exchange, market, execution facility or clearing organization.

Customer authorizes SG to transmit and execute orders for Transactions on any exchange, market or execution facility as selected by SG. Customer authorizes SG to clear and settle Transactions with any clearing organization as selected by SG. Customer authorizes SG to maintain any items delivered to Customer or to be delivered by Customer in any applicable facility including any as selected by SG.

If the Customer’s Account is introduced to SG by a third party intermediary or traded by a third party intermediary, the Customer authorizes such intermediary to provide instructions on behalf of the Customer and place orders for Transactions. Such intermediary is not the agent of SG and SG is not responsible for any actions of the intermediary or third party.

SG may arrange for any Services to be effected through a floor broker, agent, intermediate broker, counterparty, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, OTC broker or other third party, including another entity affiliated with SG. SG shall exercise due care in the selection of such person or entity and shall have no responsibility for any actions taken or omitted by any such person or entity unless it is a SG Entity. Customer has no objection if brokers on any commodity futures exchange enter into permissible pre-execution communications while executing orders on behalf of Customer’s Account. This consent is subject to any applicable provisions of Applicable Law and may be revoked at any time on written notice to SG.

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Customer hereby authorizes SG to contact such banks, financial institutions and credit agencies as SG shall deem appropriate for verification of the financial statements or other information provided by Customer. Upon the Customer’s request, SG will inform the Customer whether it has obtained credit reports, and if so, SG will inform the Customer of the name and address of the reporting agency that furnished those reports.

3.	CUSTOMER INSTRUCTIONS

Customer may give SG instructions in writing or in another manner acceptable to SG, which shall include electronic means. In no event shall SG be deemed to have received any instruction or other order given by Customer orally, or in writing (including, without limitation, instructions or orders sent or given by facsimile, instant messaging or other electronic means) unless and until SG affirmatively confirms its receipt to Customer or acts in accordance therewith. Instructions acted upon by SG shall be deemed to have been transmitted in a manner acceptable to SG whether or not SG agreed to such manner in advance. Any oral instructions given by a duly authorized representative and accepted by SG shall be deemed not to violate any applicable statutes or regulations requiring contracts to be in writing and Customer waives any such defense.

SG shall be entitled to rely on any instructions received from any person that has been authorized by Customer. SG may amend, supplement or cancel Customer’s instructions when requested by Customer, unless SG cannot act upon such request and provided that SG ’s inability to do so shall not constitute a breach of this Agreement.

Absent a separate written agreement between Customer and SG with respect to give-ups, SG, in its discretion, may, but shall have no obligation to, accept from other brokers or third parties transactions executed by such brokers or third parties.

4.	PAYMENTS TO SG

Customer agrees to satisfy all financial obligations to SG under this Agreement or otherwise including paying debts promptly when due. Customer agrees to pay to SG promptly on request (a) all margin, payment and settlement obligations; (b) all commissions, give-up charges, fees, transaction and service charges as are in effect from time to time for the Customer; (c) all regulatory organization, self-regulatory organization, exchange, market, execution facility, clearing and intermediary fees and charges, including all such fees, charges or costs assessed against SG with respect to any securities or other property of Customer deposited for margin obligations; (d) all delivery costs and charges including insurance, shipping and storage, and costs resulting from a delivery failure or a failure to provide timely delivery instructions to SG; (e) any taxes imposed by any applicable taxing authority; (f) the amount of any debit balance or any other liability that may result from Transactions for the Account or any obligations arising out of the Account; (g) interest on such debit balance or liability at the prevailing rates charged from time to time by SG together with any reasonable fees of outside counsel of SG and costs incurred in collecting any such debit balance or liability and (h) any other amounts owed by Customer to SG with respect to the Account or any Transactions.

If Customer receives a demand for payment under this Section 4: (1) before 10.30 a.m. (Eastern Standard Time) on any business day, then Customer shall make such payment by no later the close of business on such business day or (2) after 10.30 a.m. (Eastern Standard Time) on any business day, then Customer shall make such payment by no later than 5:00 p.m. (Eastern Standard Time) on the following business day.

All such payments shall be in the currency as determined by SG and shall be made without deduction or withholding. Customer acknowledges that SG may charge different commissions and rates to other customers.

Customer authorizes SG to debit directly from the Customer’s Account all amounts due and owing and Customer agrees to immediately remit any deficiency.

Customer understands and agrees that it is responsible to ensure that SG is informed on a timely basis of any exchange memberships or exchange, market or clearing organization or other fee reductions and to verify that such amounts as charged by SG properly reflect such amounts and further that SG shall not be responsible to Customer for any inaccuracies unless promptly notified to SG and SG is able to obtain any such amounts from the exchange, market or clearing organization.

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5.	MARGIN

Customer agrees to maintain margin and such other collateral in its Account in such amounts, at such times as are provided herein and in such form as required by SG from time to time in its commercially reasonable discretion. Initially, and based on SG ’s understanding that Customer will maintain a diversified portfolio, the margin required from time to time for any transaction (an “Exchange Transaction”) governed by any exchange, market, execution facility, clearing organization, regulatory or self-regulatory authority (a “Regulating Authority”) will be the then applicable requirement set by the applicable Regulating Authority (the “Exchange Minimum Margin Requirement”) for such Exchange Transaction at such time or times. SG may change such requirements from time to time for existing as well as new Transactions at SG ’s commercially reasonable discretion upon notice to Customer; provided however that, except in the situations described in the following sentence, no such change shall exceed 200% of the applicable Exchange Minimum Margin Requirements. The cap of 200% shall not apply if the following occur: (a) An Event of Default has occurred and is continuing with respect to Customer; (b) there is, in SG ’s reasonable view, any unusual volatility, market or credit condition with respect to any securities, contracts, options, commodities or other financial assets being traded by Customer; (c) there is, in SG ’s reasonable view, a material adverse change in Customer’s financial condition or creditworthiness; (d) Customer has a significant percentage of the open interest in any security, contract, option or commodity or other financial asset and is not maintaining a diversified portfolio; or (e) the diversity of Customer’s portfolio is materially reduced. Such margin requirements may exceed the requirements set by any exchange, market, execution facility, clearing organization, regulatory or self-regulatory authority and may vary from SG’s requirements for other customers. Unless another currency is designated by SG, all margin shall be in U.S. dollars

Customer agrees that SG may receive and retain as its own any interest or other economic benefit as a result of the funds SG receives from Customer.

6.	SECURITY INTEREST

Customer hereby grants to SG and its affiliates a first lien upon and a security interest in all Collateral now or hereafter held in any account(s) with SG or any of its affiliates or controlled by or through SG or any of its affiliates or which is in transit to or from or allocated to or is otherwise in the custody of SG or any of its affiliates or which is carried in Customer’s Account with SG or any of its affiliates as security for the payment and performance of all obligations of Customer to SG or any of its affiliates. “Collateral” shall include any and all Transactions, cash, property, warehouse and other receipts, securities, options on securities, security entitlements, futures, options on futures (including but not limited to exchange for physicals, exchange for swaps, options and other financial or physical instruments) commodity contracts, security futures and options, swaps, security based swaps, foreign exchange contracts or other financial assets or instruments (including over-the-counter contracts), and the proceeds of all of the foregoing.

Customer appoints SG as Customer’s agent and attorney in fact, with full power of substitution, to act in the Customer’s name and on its behalf to deliver and file any documents and to take such other action as SG deems necessary in order to perfect its security interest. Customer agrees to execute such further instruments, documents, filings and agreements as may be reasonably requested at any time by SG in order to perfect and maintain perfected the foregoing lien and security interest.

SG may, where permitted by law, lend, pledge, re-pledge, hypothecate, or re-hypothecate, on any terms any Collateral held in Customer’s Account. The Customer agrees that SG may grant a security interest over or title to margin or Collateral provided by Customer to cover any obligations owed by SG to an intermediate broker, counterparty, exchange, execution facility, market or clearing organization, including obligations owed as a result of positions held by such entities for other customers.

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7.	POSITION LIMITS

SG has the right in a commercially reasonable manner to decline to accept any orders, Transactions or instructions from Customer. Customer agrees that SG may at any time (a) refuse to accept any orders for Transactions, (b) upon two business days prior written notice to Customer, assign limits for new or existing Transactions in the Account, (c) require Customer to reduce Transactions in the Account and (d) when SG reasonably deems it necessary for its protection, close out or otherwise liquidate existing Transactions and Customer shall be liable for any deficiency. Customer shall not, acting alone or with others, exceed any positions limits, including position limits established by any exchange, market, execution facility, clearing organization, regulatory or self-regulatory organization or other applicable agency. Customer agrees to notify SG promptly if Customer is required to file position reports with any exchange, market, execution facility, clearing organization, regulatory or self-regulatory organization or other applicable agency.

8.	DELIVERY

Customer shall comply with all requests from SG in connection with any Transactions that could result in a delivery obligation, including any request to deliver the required instruments or goods and shall provide notice of delivery intention (or notice of intent to not deliver) at least five business days prior to the earlier of any applicable first notice day or last trading day of the delivery month or such earlier time as required by any applicable exchange, market, execution facility, clearing organization, regulatory or self-regulatory organization. If Customer intends to make or take delivery, sufficient funds to take delivery or the necessary delivery documents, acceptable to SG, must be delivered by Customer to SG according to SG’s instructions. If funds, documents or Customer’s intentions with respect to delivery are not received, SG may, without notice, either liquidate Customer’s Transaction or make or receive delivery on behalf of Customer upon such terms and by such methods as SG determines. Customer understands that SG may establish cut-off times for notification that may be earlier than the times established by the applicable rules and regulations of the exchanges, markets, execution facilities, clearing organizations, regulatory or self-regulatory organizations.

If, at any time, Customer fails to deliver to SG any property previously sold by SG on Customer’s behalf or SG shall deem it necessary (whether by reason of the requirements of any exchange, market, execution facility, clearing organization, regulatory or self-regulatory organization or otherwise) to replace any securities, commodities, commodity interest contracts, swaps, security-based swaps, currencies, financial instruments, Transactions, or other property previously delivered by SG for the Account of Customer with other property of like or equivalent kind or amount, Customer hereby authorizes SG to borrow or to buy any property necessary to make delivery thereof, or to replace any such property previously delivered, or to deliver the same to such other party or to whom delivery is to be made. SG may subsequently repay any borrowing or purchase thereof with property purchased or otherwise acquired for the Account of Customer.

Customer shall pay SG for any actual costs, losses and damages resulting from the foregoing, including, but not limited to, consequential damages, penalties and fines that SG may incur or that SG may sustain.

9.	OPTION EXERCISE AND ASSIGNMENT

Customer agrees to give SG timely notice if Customer intends to exercise or abandon an option contract. Customer understands that most exchanges, markets, execution facilities and clearing organizations have established cut-off times for the tender of exercise instructions, and that an option will become worthless if instructions are not delivered before such expiration time. Customer further understands that SG may establish exercise instruction cut-off times that may be earlier than the times established by the applicable rules and regulations of the exchanges, markets, execution facilities and clearing organizations and that Customer shall have no claims against SG arising out of the fact that an option was not exercised due to Customer’s failure to deliver timely instructions to SG . SG is authorized, but has no obligation, to exercise in such manner as it deems appropriate any option on Customer’s behalf that is in the money where the Customer has failed to provide instructions to SG in a timely manner.

Customer understands that short option Transactions are subject to assignment at any time, including Transactions established on the same day that exercises are assigned. Customer further understands that where an exchange, market, execution facility, clearing organization or intermediary does not specify a particular transaction when making a delivery or exercising an option, SG may allocate randomly or in a manner in which it deems appropriate.

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10.	FOREIGN CURRENCY

For any Transaction in a currency other than U.S. dollars for Customer’s Account, or in the event that SG reasonably deems it necessary to convert any of the Collateral deposited by Customer, any profit or loss caused by changes in the rate of exchange for such currency shall be for Customer’s Account and risk at such rates as determined by SG in a commercially manner.

11.	RECOMMENDATIONS AND INFORMATION

Customer acknowledges that (a) SG does not advise on the merits of particular Transactions and makes no representation, warranty or guarantee as to the accuracy or completeness of any market or other information or trading recommendations furnished to Customer, and SG shall be under no obligation to provide any ongoing information, (b) any market or other information and recommendations communicated to Customer by SG are wholly incidental to the conduct of SG ’s business and are provided by SG as a courtesy at the Customer’s request, (c) such information or recommendations may be inaccurate or incomplete, may not have been verified and may be changed without notice to Customer and may be inconsistent with proprietary investments or other recommendations of SG, its affiliates or their agents, (d) Customer has not relied on any recommendations or information furnished to it by SG, and (e) SG is not providing investment or transaction advice to Customer, is not acting as a fiduciary or financial, investment or commodity trading advisor for Customer and has not given to Customer (directly or indirectly through any other person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial, accounting or otherwise) of the Agreement or any Transaction.

Customer understands that SG and its officers, directors, employees, agents or representatives, and affiliated entities may have positions in and may intend to buy or sell Transactions that are the subject of market recommendations furnished to Customer, and that the market positions of SG or any such officer, director, employee, agent or representative and affiliated entity may or may not be consistent with the recommendations furnished to Customer by SG .

12.	LIMITATION OF LIABILITY

SG (including its officers, directors, employees, agents or representatives, affiliated entities and shareholders) shall not be liable for any losses of Customer arising out of any Transactions executed or not executed, cleared or not cleared. SG will only be liable for acts or omissions arising from its gross negligence, fraud or willful misconduct, provided that, in no event shall SG be liable for consequential or special or punitive damages, or be liable for losses caused directly or indirectly by reason of any cause beyond its reasonable control including : (a) the actions or inactions of any government, regulatory or self-regulatory authority, exchange, market, execution facility, clearing organization, intermediate broker, custodian, sub-custodian, bank, dealer, swap dealer, major swap participant, counterparty or any other third party; (b) wars, terrorism, strikes, acts of God; (c) delays, inaccuracies, omissions or failures of hardware, software, electronic trading systems, execution facilities, order routing systems, or other transmission or trading systems, devices or communication facilities, including where caused by a computer virus (d) failure of any exchange, market, execution facility, clearing organization, intermediate broker, custodian, sub-custodian, bank, dealer, swap dealer, major swap participant, counterparty; (f) any sovereign action by a county’s government such as: an order of a governmental authority blocking or limiting transfers or deliveries of the country’s currency outside its borders; rendering the currency inconvertible into U.S. dollars; devaluing the currency; prohibiting or imposing substantial restrictions on foreign investments in such country’s capital markets; or the possibility of expropriation of assets or the imposition of punitive taxes; or for any other cause or causes beyond the reasonable control of SG .

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13.	INDEMNIFICATION OF SG

Unless arising directly from SG ’s gross negligence, fraud or willful misconduct, Customer will indemnify and hold SG (including its officers, directors, employees, agents or representatives, affiliated entities and shareholders) harmless from and against any and all losses, claims, damages, obligations, liabilities, penalties, fines, judgments and awards, and will pay on demand all costs, expenses, liabilities, damages, interest, penalties, fines, judgments and awards (including, without limitation, costs of collection, attorneys’ fees, court costs and other legal expenses) which SG may incur in connection with (a) Customer, or its agent’s, actions, inactions and obligations arising out of any Transactions, the Account or any other obligations arising under this Agreement, (b) any over-the-counter Transactions including swaps, security- based swaps and other such Transactions that are not accepted or fail to remain accepted by SG and the applicable exchange, market execution facility, or clearing organization; (c) exercising its rights and remedies in connection with this Agreement, (d) any investigation, litigation, fines, penalties or proceeding by or involving any exchange, market, execution facility, clearing organization, regulatory or self-regulatory organization or other governmental agency, or any third party or other market participant or counterparty with respect to Customer’s Account or any Transactions, (e) SG acting on the instructions of any intermediary, third party or agent for the Customer (including any investment advisor or trading manager of the Customer), (f) any exchange, market, execution facility, clearing organization, regulatory or self-regulatory action, inaction or events, (g) any and all acts or omissions by any person obtaining access to Customer’s password, ID or account number for an exchange, market, execution facility, or clearing system or facility, whether or not Customer authorized such access, or (h) SG allowing Customer to access an exchange, market, execution facility or clearing organization as an authorized trader or authorized person to submit Transactions, or in a similar or other capacity.

14.	CONFIRMATIONS STATEMENTS AND NOTICES

Customer agrees, unless it notifies SG in writing otherwise, to receive all confirmations and statements by means of electronic communication. All reports, confirmations and statements shall be conclusive and final unless Customer notifies SG in writing no later than: (a) in the case of an oral report, at the time it is given; (b) in the case of a written report (including an electronic communication) relating to the execution of a Transaction, prior to market opening for the next session of the exchange, market, execution facility or clearing organization on which such Transaction was executed or submitted for clearing or such later time as specified in the communication, or (c) in the case of any other written report (including an electronic communication), one business day following transmission to Customer, provided that the objection could not have been raised prior. SG shall not be bound by any prices or Transactions reported in error and may make any necessary corrections.

SG shall transmit all communications to Customer at Customer’s address (including e-mail or internet address) as provided in writing by Customer and all communications so transmitted shall be deemed delivered when sent. No communication directed to SG by Customer shall be effective unless SG has actually received and acknowledged receipt.

On each occasion that Customer accesses its account information electronically using an online service provided by SG, it shall be deemed to have expressly consented to the terms of use published on the relevant website or as otherwise communicated to the Customer in writing, as amended from time to time.

15.	TRANSFER OF FUNDS

[reserved]

16.	EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default (each an “Event of Default”): (a) Customer fails to meet a payment or delivery obligation under this Agreement when due and such failure is not cured within one business day of Customer’s receipt of written notice thereof; (b) Customer is in default under or violates or fails to perform on a timely basis any other term, covenant, or condition of this Agreement or any other agreement with SG or any of its affiliates (other than a payment/delivery covered in (a) above) and such default is not cured within two business days following notice of default to Customer); (c) any steps are taken (voluntarily or otherwise) or

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proceedings are initiated or sought under any applicable bankruptcy, reorganization or insolvency law by or in respect of Customer, or if it is a partnership, it is dissolved or a bankruptcy petition is presented in respect of one of its partners and, in the case of an involuntary proceeding or petition, such proceeding or petition is not dismissed, discharged, stayed, or restrained within 15 days of the institution or presentation thereof; (d) an order is made or a resolution is passed for the Customer’s winding up or an administration order is made in respect of it; (e) a receiver, manager, administrative receiver, custodian or trustee is appointed for Customer; (f) an attachment is levied against (i) the Customer’s Account, the Collateral or (ii) any other property of Customer, and with respect to (ii) such attachment has a materially adverse effect on Customer’s ability to perform its obligations under this Agreement; (g) Customer is unable to pay its debts as they fall due or Customer disaffirms, disclaims or repudiates any obligation under this Agreement; (h) SG, in its sole reasonable discretion, considers it necessary for its own or its affiliates’ protection or the protection of Customer to prevent (what SG may in its reasonable discretion consider to be) a violation or continued violation of any Applicable Regulation or good standards of market practice; (i) the occurrence of an event of default, termination event or analogous event under any other agreement between Customer or any of its affiliates and SG or any of its affiliates; (j) Customer, any organization of which Customer is a member or any regulatory authority suspends the conduct of the Customer’s usual business; (k) any of Customer’s representations or warranties in this Agreement or otherwise to SG are shown to have been materially misleading when made or it is shown that such representations or warranties later have become untrue; or (l) SG has reason to reasonably believe that any of the foregoing is likely to occur.

The Customer will promptly give SG notice of the occurrence of an Event of Default as soon as it becomes aware of such occurrence.

17.	REMEDIES IN THE EVENT OF A DEFAULT

If an Event of Default has occurred and is continuing, SG may, with notice and acting in a commercially reasonable manner, exercise one or more of the following rights: (a) treat all of Customer’s obligations under or in any way related to this Agreement as immediately due and owing; (b) satisfy any obligations (either directly or by way of guarantee) out of any of the Collateral; (c) buy or sell any or all of the Customer’s Transactions and Collateral, including any Collateral held by any SG affiliate; (d) hedge any of Customer’s Transactions or other activities in any manner a SG entity deems necessary; (e) cancel or liquidate any outstanding Transactions or other activities or orders for Transactions or other activities in order to close Customer’s Account; (f) instead of returning to Customer its Transactions or Collateral, substitute other Transactions or Collateral or pay the fair market value of such as SG determines; or (g) take any actions which SG deems appropriate.

All of the above actions may be taken without any notice of default, demand for margin, but with notice of sale or purchase to Customer and may be made on or through any exchange, market, execution facility, clearing organization, private sale, including with or through SG’s affiliated entities, other third parties, intermediaries, counterparties, dealers, swap dealers, major swap participants, security-based swap dealers, major security-based swap participants, OTC brokers or others including through over-the-counter Transactions, exchange for physical or exchange for any financial or other instruments, all in the discretion of SG . In any event, a prior demand, call or notice of the time or place of sale or purchase shall not be considered a waiver of SG’s right to sell or to buy without demand or notice. Customer shall at all times be liable for the payment of any debit balance or deficiency in Customer’s Account, together with interest and all costs of collection (including legal expenses). Unless provided otherwise by Applicable Regulations or SG otherwise notifies Customer, SG may liquidate, close-out or terminate any or all of Customer’s Transactions or other activities with SG or its affiliates immediately upon the occurrence of an Event of Default, with notice to Customer.

If an Event of Default occurs, SG shall, subject to Applicable Regulations, calculate in respect of all Transactions or other activities its total cost or loss as a single amount owed by Customer to SG or owed by SG to Customer. SG shall make such calculation having due regard, if appropriate, to such market quotations published on, or official settlement prices set by the exchange, market, execution facility or clearing organization, as may be available on, or immediately preceding, the date of calculation. Customer shall promptly pay to SG any such amounts due. All rights and remedies provided in this Agreement are cumulative and not exclusive of those

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provided by any other agreement, operation of law or otherwise. SG shall be under no obligation to exercise any right or remedy. A failure by SG to exercise or a delay by SG in exercising any rights shall not operate as a waiver. No single or partial exercise of a remedy shall prevent further exercise of that right or remedy or the exercise of another right or remedy.

Customer appoints SG as Customer’s agent to sign, complete, and deliver any and all documents necessary or desirable to carry out the foregoing. None of SG or any of its affiliates, or any of its agents or representatives will be responsible for losses or lost profits, accrued or anticipated, resulting from any position or transaction entered to enforce the foregoing remedies.

18.	SET-OFF

As permitted by Applicable Regulations, SG is entitled at any time, including upon the occurrence of an Event of Default, and without notice to Customer to set off any amount (whether actual or contingent, present or future and regardless of the currency, place of payment or place of account) at any time owing between Customer and SG and any of its affiliates under this Agreement or otherwise, against any credit balance or Collateral with SG or any affiliated entity. The obligations of SG or any of its affiliates to Customer shall be satisfied and discharged to the extent of any such set-off. In such a situation, SG will give Customer notice of any set-off effected under this clause as soon as practicable after the set-off is effected, but failure to give such notice or to do so within such time shall not affect the validity of the set-off. This clause shall be without prejudice and in addition to any other right of set-off, combination of accounts, lien or other right to which SG is at any time otherwise entitled (whether by operation of law, contract or otherwise). Any sum resulting from liquidation and termination under another agreement may be set-off against the liquidation amount as determined under this Agreement. If SG brings an action against Customer for the collection of amounts owed by Customer to SG, Customer waives any right of set off it may otherwise have against SG in respect of any amounts which SG may owe Customer.

19.	CUSTOMER REPRESENTATIONS AND WARRANTIES

Customer represents and warrants (as of the date of this Agreement and while this Agreement remains in effect and at the time of each Transaction under this Agreement): (a) Customer has full right, power, capacity and authority to enter into this Agreement and each and every Transaction and to perform its obligations pursuant to this Agreement including granting the security interest in Collateral, and that each person executing this Agreement, and giving instructions or orders on behalf of the Customer is authorized to do so; (b) this Agreement and the obligations hereunder are legal, valid and binding on the Customer and enforceable against the Customer in accordance with the terms; (c) if Customer is a corporation, trust or limited liability company or partnership (including a limited liability partnership) it is duly organized and in good standing in the jurisdiction in which it is organized and every state or jurisdiction in which it does business; (d) except as disclosed in writing to SG, no person has an interest in or control of any of its Accounts with SG and Customer is acting as principal and not agent; (e) Customer may lawfully establish the Account and positions and Transactions and such Account and Transactions will not violate any Applicable Regulations; (f) each Transaction does not and will not violate Customer’s charter or by-laws (or other comparable governing document) or any law, rule, regulation, judgment, decree, order or agreement to which Customer or its Collateral is subject or bound; (g) the information provided by Customer, and any further information provided upon request, including any financial information, is true, complete and correct in all material respects and Customer shall notify SG promptly of any changes to such information; (h) no Event of Default has occurred with respect to Customer and no Event of Default would occur as a result of its entering into or performing its obligations under this Agreement; (i) for over-the-counter Transactions and any other transactions as required, Customer represents that it and any counterparties to such Transactions are, as required by Applicable Regulations with respect to each Transaction, eligible to enter into and engage in such Transactions; (j) Customer will promptly notify SG in the event that Customer becomes subject to any sanctions, fines, suspension, actions, penalties or is denied access by any exchange, market, execution facility, clearing organization, regulatory or self-regulatory organization or government agency; (k) Customer will promptly notify SG in the event that it becomes aware of any unauthorized use of or disclosure of its passwords, ID or account numbers to any electronic system provided by SG or, if applicable, in the event of any breach or termination of any participation or similar agreement entered into directly between Customer and

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any vendor, execution facility, exchange or marker operator; (l) except as previously disclosed in writing to SG, Customer is not, to the best of its knowledge and without independent inquiry nor any partner, director, officer, member, manager or employee of Customer is, a partner, director, officer, member, manager or employee of a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, bank, swap dealer, major swap participant, broker-dealer, exchange, market, execution facility or self-regulatory organization or an employee or commissioner of the Commodity Futures Trading Commission (the “CFTC”); (m) as required by Applicable Regulations, Customer shall create, retain and produce upon request of SG or an applicable exchange, market, execution facility, clearing organization, regulatory or self-regulatory authority or government agency documents (such as contracts, confirmations, telex printouts, invoices and documents of title) with respect to over-the-counter Transactions including cash transactions underlying exchanges of futures for cash commodities; exchange of futures in connection with swaps, options or other financial or physical instruments; (n) none of its assets are the assets of any “employee benefit plan” that are subject to Section 406 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and no Transactions will be prohibited transactions within the meaning of Section 4975 of the United States Internal Revenue Code of 1986, (the “Code”), or subject to any law, rule regulation or binding policy which is restrictive or materially similar to Section 406 of ERISA or Section 4975 of the Code; (o) Customer is a sophisticated and informed investor that, acting alone or together with its advisors, has a full understanding of all the terms, conditions, potential losses and risks (economic and otherwise) of this Agreement and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those potential losses and risks; (p) Customer has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by SG ; (q) Customer has a full understanding of the merits and risks of each particular exchange, market, execution facility and clearing organization in which it invest or trades, including without limitation, the particular risks associated with investing and trading in emerging markets (which include, by way of example and without limitation, sovereign action by an emerging market county’s government such as an order of a governmental authority blocking or limiting transfers or deliveries of the country’s currency outside its borders, rendering the currency inconvertible into U.S. dollars, devaluing the currency, prohibiting or imposing substantial restrictions on foreign investments in such country’s capital markets or the possibility of expropriation of assets or the imposition of punitive taxes); (r) SG has answered all of Customer’s questions concerning the terms and risks of each Transaction; and (s) Customer and its agents are solely responsible for making the decision whether to effect any Transactions, including the market, timing, quantity and price of each Transaction and has determined that entering into or terminating such Transaction is prudent in all respects.

Customer shall be deemed to repeat each of the foregoing representations and warranties while this Agreement continues in effect and as of the date of each Transaction and while that Transaction remains open. Customer agrees to promptly notify SG in writing if any of the warranties and representations applicable to it contained in this Agreement becomes inaccurate or in any way cease to be true, complete and correct.

20.	SG ’S REPRESENTATIONS AND WARRANTIES

SG represents and warrants that it is duly organized and is registered as a futures commission merchant with the CFTC and is a member of the National Futures Association. SG is authorized to enter into this Agreement, the terms of which constitute its valid and binding obligations.

SG shall be deemed to repeat each of the foregoing representations and warranties while this Agreement continues in effect and as of the date of each Transaction and while that Transaction remains open. SG agrees to promptly notify Customer in writing if any of SG ’s warranties and representations contained in this Agreement becomes inaccurate or in any way ceases to be true, complete and correct.

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21.	TERMINATION

This Agreement shall continue in force until written notice of termination is given by Customer or SG. SG may terminate this Agreement upon at least 15 days prior written notice to Customer (unless Customer is in default under Section 16). Termination shall not relieve Customer or SG of any obligations arising prior to termination. However, upon termination of this Agreement, all amounts payable by Customer to SG shall become immediately due and payable. Termination shall not affect any rights or obligations which may have already arisen or arise thereafter as a result of events occurring prior to termination, including but not limited to any indemnification and payment obligations.

Upon satisfaction by Customer of all the Customer Obligations (including payment obligations with respect to the transfer of Transactions to another futures commission merchant and any losses and expenses realized in closing any positions or settling any outstanding obligations), SG shall, if there are any remaining open Transactions or other property in any Account, transfer to the futures commission merchant specified by Customer all Transactions, cash, securities and other property, then held in the Account.

“Customer Obligation(s)” means each and every obligation or liability under this Agreement and every other agreement with SG and any agreement between the Customer and any SG Company;

Upon giving or receiving notice of termination, Customer and SG will promptly take all action necessary to transfer all Transactions in the Account to another futures commission merchant, and SG may reasonably require Customer to pay charges for transferring Customer’s Transactions and Collateral, including any losses and expenses realized in closing any positions or settling any outstanding obligations.

22.	GOVERNING LAW; CONSENT TO JURISDICTION

This Agreement is governed by the laws of the State of New York without regard to principles of conflicts of laws. Customer and SG agree to the exclusive jurisdiction and hereby consent to the jurisdiction of, any state or federal court located within the Borough of Manhattan in New York City in connection with all legal proceedings arising directly, indirectly or otherwise in connection with this Agreement. Customer and SG hereby waive all objections they may have to such jurisdiction and venue. Customer and SG also agree that any service of process mailed to Customer or SG at any address specified to Customer or SG (as applicable) shall be deemed a proper service. Customer and SG waive any right to trial by jury in any judicial proceeding brought by Customer or SG.

23.	MISCELLANEOUS

For purposes of this Agreement “affiliate” means, in relation to any Customer, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person. Affiliate means, in relation to SG, (a) SG Group S.A. and all other companies owned materially or controlled in substantial part, directly or indirectly, by SG Group S.A. at any time, (b) Societe Generale and SG Americas Securities LLC, (c) any other company with which the Customer opens one or more Accounts and executes an Acceptance Letter or otherwise seeks to conduct business pursuant to the terms of a Customer Agreement (as Acceptance Letter and Customer Agreement may, respectively, be defined in such document) and (d) the successors or assigns of any company referred to in subclauses (a), (b) or (c) (whether by way of consolidation, amalgamation, merger, transfer of assets or other corporate reorganization).

Recording:  The parties each consent, without further notice, to the recording and monitoring by the other party of all telephone conversations between their representatives. Records of such conversations remain the sole property of the recording party and may be used as evidence of such conversations. In addition, communications by mail, electronic communications systems, facsimile or otherwise may be monitored, recorded and retained.

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Entire Agreement and Modifications:  This Agreement constitutes the entire agreement between SG and Customer and supersedes all understandings, agreements, or communications that are related to the subject matter of this Agreement. SG may amend this Agreement at any time with the consent of Customer. No provision of this Agreement shall be waived, altered, modified or amended unless agreed in writing by SG. Clauses in this Agreement are for ease of reference only and shall have no substantive meaning. All references to “unless otherwise agreed” shall mean a written agreement signed by SG.

No Third Party Rights:  Nothing in this Agreement, express or implied is intended to confer any rights on any third party and no individual or entity who is not a party to this Agreement shall have any rights under this Agreement.

Severability and Illegality:  If any provision of this Agreement becomes invalid, illegal or unenforceable or at any time becomes inconsistent with Applicable Regulations, such inconsistent, illegal, invalid or unenforceable provision shall be superseded or modified to conform to relevant law, rule or regulation, but in all other respects this Agreement shall continue in full force and effect.

Cumulative Rights:    The rights and remedies conferred upon the parties shall be cumulative, and any forbearance to take any remedial action available under this Agreement shall not waive any right at any time or from time to time thereafter to take such action. SG’s or Customer’s failure at any time to insist on strict compliance with this Agreement or any of its terms shall not constitute a waiver by SG or Customer of any of their rights.

Successors and Assigns:  This Agreement shall inure to the benefit of the parties hereto and their successors and assigns, and shall be binding upon the parties hereto and their executors, trustees, administrators, successors and assigns, provided, however, that this Agreement is not assignable by Customer without the prior written consent of SG. SG may assign any of its rights or obligations under this Agreement upon 30 days prior notice to Customer and Customer agrees to take such actions as SG may reasonably require to effect such an assignment.

24.	CONSENT TO TAKE THE OTHER SIDE OF ORDERS (OPTIONAL) NOT APPLICABLE

Without prior notice, Customer agrees that when SG executes sell or buy orders on Customer’s behalf, SG, its directors, officers, employees, agents, affiliates, and any floor broker may take the other side of Customer’s Transaction through any account of such person subject to its being executed in accordance with Applicable Regulations.

25.	AUTHORIZATION TO TRANSFER FUNDS (OPTIONAL) NOT APPLICABLE

Without limiting other provisions herein, SG is authorized to transfer from any segregated account subject to the Commodity Exchange Act carried by SG for the Customer to any other account carried by SG for the Customer such amount of excess funds, equities, securities, Collateral or other property as in SG’s judgment may be necessary at any time to avoid a margin call in said account or to reduce any debit balance or to reduce or satisfy any deficits in such other account. It is understood that SG will confirm in writing each such transfer of funds or other property made pursuant to this authorization within a reasonable time after such transfer. Customer understands that if amounts are transferred from the segregated account, such amounts will not be afforded segregated protection as required by the Commodity Exchange Act. No such consent is required and SG may transfer from any segregated account to any other account carried by SG such amounts as are necessary to satisfy any debit balance in any other account or in the Event of Default.

26.	TRANSMISSION OF STATEMENTS (CUSTOMER TO ELECT)

Customer may elect and consent below until further notice by SG or revocation of consent by Customer to receive statements solely by electronic means, including without limitation, by electronic mail or facsimile, and not by mail. Customer shall not incur any costs or fees in connection with the receipt of such statements by electronic transmission.

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By subscribing to electronic document delivery, the Customer understands and agrees to the following: (a) Customer has the right to receive daily and monthly statements by mail or electronically or a combination thereof; (b) Customer has the right to request and receive a written confirmation of a specific trade and/or monthly statement, even if the Customer chooses to receive daily and monthly statements only by electronic means; (c) Customer will not receive any other notice regarding the delivery of electronic documents, and the Customer takes sole responsibility for promptly notifying SG in the event that documents fail to be properly delivered electronically; and (d) Customer may terminate the option to receive electronic document delivery at any time by notifying SG in writing.

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OPTIONAL ELECTIONS/ACKNOWLEDGMENTS

The following provisions, which are set forth in this Agreement, need not be entered into to open the Account. Customer agrees that by its signature or checking the box (☒) after each such election below its optional elections are as follows:

A)	CONSENT TO TAKE THE OTHER SIDE OF ORDERS: (Agreement Paragraph 24)	☐

B)	AUTHORIZATION TO TRANSFER FUNDS: (Agreement Paragraph 25)	☐

C)	INSTRUCTIONS TO RECEIVE STATEMENTS: (Agreement Paragraph 26)

Customer must complete the following:

Customer, until further notice, elects delivery by electronic or facsimile or mail transmission for each category or a combination thereof (check the appropriate box(es)):

	Electronic	Facsimile	Mail

Daily Statements	☐	☐	☐
(including confirmations and purchase and sale statements)

Monthly Statements	¢	☐	☐

E)	HEDGE ELECTION

CUSTOMER WARRANTS, BY INITIALLING BELOW, THAT ITS TRANSACTIONS WILL BE BONA FIDE HEDGING TRANSACTIONS, AS DEFINED BY CFTC REGULATION 1.3(Z).

HEDGE ELECTION

PURSUANT TO CFTC REGULATION 190.06(d), CUSTOMER AGREES, WITH RESPECT TO HEDGING TRANSACTIONS, THAT IN THE UNLIKELY EVENT OF THE SG COMPANY’S BANKRUPTCY, CUSTOMER PREFERS THAT THE TRUSTEE (PLEASE INITIAL CHOICE)

1) Liquidate all open contracts without first seeking instructions from or on behalf of the Customer	(Initial here)

2) Attempt to obtain instructions with respect to the disposition of all open contracts	(Initial here)

If neither election is initialed, Customer shall be deemed to elect 2.

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REQUIRED DISCLOSURE/ACKNOWLEDGMENT

The undersigned hereby acknowledges (by checking the box below ☒) its separate receipt from SG of the following documents, and its understanding of the following required document prior to the opening of the Account:

DISCLOSURE DOCUMENTS FOR FUTURES TRADING	¢
Risk Disclosure Statement for Futures and Options

REQUIRED CUSTOMER SIGNATURES

The undersigned has received, read, understands and agrees to all the provisions of this Agreement, and by checking the applicable boxes or signing or initialing above acknowledges that it has received and understood each such disclosure statement and/or made such consents or elections, and agrees to promptly notify SG in writing if any of the warranties and representations contained herein become inaccurate or in any way cease to be true, complete and correct.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND
Customer Name(s)

Authorized Signature(s)	(Date)

[If applicable, print name and title of signatory]

SG AMERICAS SECURITIES, LLC

Accepted and Agreed:

By:

Name:

Title:

Date:

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